UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTINENTAL RESOURCES, INC.

302 N. Independence

Enid, Oklahoma 73701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 26, 2011

TO THE HOLDERS OF SHARES OF COMMON STOCK:

The 2011 Annual Meeting of Shareholders of Continental Resources, Inc. (the “Company, “we”, or “us”) will be held at the Company’s corporate office located at 302 N. Independence, Enid, Oklahoma, 73701 on May 26, 2011, at 10:00 a.m., local time, for the following purposes:

1.	To elect two (2) members to our Board of Directors (“Board”) to serve until the Annual Meeting of Shareholders in 2014 and until their successors are duly elected and qualified, or until their earlier resignation or removal.

2.	To ratify the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm.

3.	To approve, by a non-binding vote, the compensation of our named executive officers.

4.	To approve, by a non-binding vote, the frequency of Shareholder advisory votes on the compensation of our named executive officers.

5.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the Company’s bylaws.

Shareholders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 31, 2011 are entitled to notice of, and to vote on, all proposals at the Annual Meeting. A list of all shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, during normal business hours at least ten days prior thereto, at our offices, 302 N. Independence, Enid, Oklahoma.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we are pleased to furnish these proxy materials to shareholders over the Internet.

It is important that your shares be represented and voted at the Annual Meeting whether you plan to attend. Therefore, we urge you to vote your shares as soon as possible. If you received notice of how to access the proxy materials over the Internet and a proxy card was not sent to you, you may vote only online unless you notify us that you would prefer to receive printed materials. If you received a proxy card and other proxy materials by mail, you may vote online or by signing and dating the proxy card and returning it in the envelope provided. Voting over the Internet or by returning the proxy card will ensure your representation at the Annual Meeting but does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Donald P. Fischbach

Donald P. Fischbach

Secretary

DATED: April 15, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2011

This proxy statement, the accompanying proxy card and our annual report to shareholders are also available on the Internet at https://materials.proxyvote.com/212015.

Whether you plan to attend the Annual Meeting, please vote your shares as soon as possible. You can vote your shares over the Internet or if you receive a proxy card by mail, by signing and dating the proxy card and returning it in the envelope provided. If you receive more than one proxy card because you own shares that are registered differently, then please vote all of your shares shown on all of your proxy cards following instructions listed on each of the individual cards.

CONTINENTAL RESOURCES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 26, 2011

i

ii

PROXY STATEMENT

CONTINENTAL RESOURCES, INC.

302 N. Independence

Enid, Oklahoma 73701

2011 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

When and where is the Annual Meeting?

Our 2011 Annual Meeting of Shareholders (the “Annual Meeting”) will be held in the Ballroom at our corporate offices located at 302 N. Independence in Enid, Oklahoma, 73701, on May 26, 2011, at 10:00 a.m., local time.

Why am I receiving these materials?

This proxy statement, the accompanying proxy card and our annual report were provided to you because our Board of Directors (“Board”) is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about April 15, 2011, we plan to mail to our beneficial holders, the majority of our shareholders, a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs shareholders on how to access a proxy card to vote over the Internet. This process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

We intend to mail this proxy statement, the accompanying proxy card and our annual report on or about April 15, 2011 to shareholders of record entitled to vote at the Annual Meeting, including those shareholders of record entitled to vote at the Annual Meeting who notify us that they would prefer to receive printed proxy materials.

Who can vote at the Annual Meeting?

The record date for determining shareholders entitled to notice of the Annual Meeting and to vote has been established as of the close of business on March 31, 2011. On that date, we had 180,535,512 shares of common stock, $0.01 par value (“Common Stock”), outstanding and eligible to vote.

Shareholder of Record: Shares Registered in Your Name

If on March 31, 2011 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether you plan to attend the Annual Meeting, we urge you to vote your shares.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 31, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four proposals scheduled for a vote:

•

Election of two (2) directors to serve until the Annual Meeting of Shareholders in 2014 and until their successors are duly elected and qualified, or until their earlier resignation or removal (please see “Proposal 1: Election of Directors – General”);

•	Ratification of Grant Thornton as our independent registered public accounting firm (please see “Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm – General);

•	Approval, by a non-binding vote, of the compensation of our named executive officers (please see “Proposal 3: Advisory (Non-Binding) Vote Approving Compensation of our Named Executive Officers”); and

•

Approval, by a non-binding vote, of the frequency for shareholder advisory votes on the compensation of our named executive officers (please see “Proposal 4: Advisory (Non-Binding) Vote Approving the Frequency of Advisory Votes on Executive Compensation”).

How do I vote?

You may either vote “For” a nominee to the Board or you may “Withhold Authority” regarding your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. For Proposal 4, you may vote to hold advisory votes on executive compensation every one, two or three years or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy using the proxy card or over the Internet. Whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote over the Internet, you do not need to complete and mail a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received either a Notice of Internet Availability containing instructions on how to access our proxy materials and vote over the Internet or a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply follow the online instructions or complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each proposal to be voted upon, you have one vote for each share of common stock you own as of March 31, 2011.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, employees, and agents may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may enter a new vote over the Internet or by submitting another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Continental Resources, Inc., 302 N. Independence, Enid, Oklahoma 73701, Attention: Don Fischbach, Secretary.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count (i) “For” and “Withhold Authority” for Proposal 1, the election of directors; (ii) “For” and “Against” votes and abstentions with respect to Proposals 2 and 3, the ratification of Grant Thornton and the approval of the Company’s compensation of named executive officers; and (iii) “One Year”, “Two Years”, “Three Years” and abstentions with respect to Proposal 4, the approval of frequency for advisory votes on the compensation of our named executive officers.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” proposals, but not with respect to “non-discretionary” proposals. Discretionary proposals are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary proposals for which you do not give your broker instructions, the shares will be treated as broker non-votes and will have no effect on the outcome of the vote. Proposals 1 (the election of directors), 3 (the approval of the Company’s compensation of named executive officers) and 4 (the approval of frequency for advisory votes on compensation of named executive officers) are non-discretionary proposals and Proposal 2 (the ratification of Grant Thornton) is a discretionary proposal under the rules of the NYSE.

Shares represented by proxies which are marked “Withhold Authority” with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting. Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked “Withhold Authority” with respect to any one or more nominee will not affect the outcome of the nominee’s election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors. Broker non-votes will not be taken into account in determining the outcome of the election of directors.

Shares represented by limited proxies will be treated as represented at the Annual Meeting only as to such proposal or proposals for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers’ discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such proposal or proposals voted on in the proxies.

How many votes are needed to approve each proposal?

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

For the ratification of Grant Thornton as our independent registered public accounting firm, Proposal 2 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote because abstentions are treated as entitled to vote.

For the approval of the Company’s compensation of the named executive officers, Proposal 3 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote because abstentions are treated as entitled to vote.

The frequency of the advisory vote on the Company’s compensation of the named executive officers (Proposal 4) receiving the greatest number of votes from the shares present and entitled to vote either in person or by proxy (every one, two or three years) will be considered the frequency recommended by the shareholders. Abstentions will therefore have no effect on such vote.

All other proposals properly brought before the Annual Meeting will be decided by the vote from the majority of shares present and entitled to vote either in person or by proxy on the proposal, unless otherwise required by law.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the Annual Meeting or by proxy. On the record date, there were 180,535,512 shares outstanding and entitled to vote. Therefore, 90,267,757 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), or if you vote in person at the Annual Meeting. Abstentions will be counted towards the quorum requirement and broker non-votes will be counted toward the quorum requirement assuming the broker votes the applicable shares on at least one discretionary proposal. If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed within four (4) business days of the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II, and Class III directors will serve until our annual meetings of shareholders in 2011, 2012 and 2013 respectively. Our Board currently consists of seven members. The Board has nominated and proposes that Robert J. Grant and H.R. Sanders, Jr., whose terms as directors expire as of the Annual Meeting, be re-elected as directors, for a term to continue until the 2014 Annual Meeting of Shareholders and until their successor has been elected and qualified, or until their earlier resignation or removal.

The election of a director requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received by our Board will be voted, in the absence of instructions to the contrary, “For” the re-election of Messrs. Grant and Sanders to the Board.

Should a nominee for election to the Board be unable to serve for any reason, the Board may, unless the Board by resolution provides for a lesser number of directors, designate a substitute nominee in which event all proxies received without instructions will be voted for the election of such substitute nominee. However, to the best knowledge of our Board, the named nominees will each serve if elected.

The Board recommends that the shareholders vote “FOR” the re-election of Robert J. Grant and H.R. Sanders, Jr. to the Board.

The following outlines certain information about each of the director nominees as well as our other directors as of March 31, 2011:

Name	Age	Director Since	Existing Term Expires
Harold G. Hamm	65	1967	2013
David L. Boren	69	2009	2013
Robert J. Grant	72	2006	2011
Lon McCain	63	2006	2012
John T. McNabb, II	66	2010	2013
Mark E. Monroe	56	2001	2012
H.R. Sanders, Jr.	78	2001	2011

Harold G. Hamm has served as Chief Executive Officer (“CEO”) and a director since our inception in 1967 and currently serves as Chairman of the Board. In addition, Mr. Hamm served as our President from October 31, 2008 to November 3, 2009. He serves as Chairman of the board of directors of Hiland Partners, LP (“Hiland”) and Hiland Holdings GP, LP (“Hiland Holdings”), affiliates of ours which were publicly traded in the past. Mr. Hamm also serves as a director of Complete Production Services, Inc. (“Complete”), an NYSE publicly traded oil and gas service company. Mr. Hamm is Chairman of Domestic Energy Producers Alliance and served as Chairman of the Oklahoma Independent Petroleum Association from June 2005 to June 2007. He was President of the National Stripper Well Association, founder and Chairman of Save Domestic Oil, Inc., and served on the board of directors of the Oklahoma Energy Explorers.

As founder of the Company, Mr. Hamm is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Hamm has successfully grown the Company through his leadership skills and business judgment.

David L. Boren has been a director since March 2009. Mr. Boren serves as President of the University of Oklahoma, a position he has held since November 1994. Prior to becoming President of the University, he served in the United States Senate representing Oklahoma from 1979 to 1994. During his service in the Senate he was the longest serving Chairman of the U.S. Select Committee on Intelligence. From 1975 to 1979, Mr. Boren was Governor of Oklahoma. Before being elected Governor, he served 8 years in the Oklahoma House of Representatives. He engaged in the private practice of law from 1969 to 1974. He also served as a professor of Political Sciences at Oklahoma Baptist University from 1970 to 1974. In 1986, Mr. Boren founded the Oklahoma Foundation for Excellence, a private foundation which rewards and encourages excellence in public education. He continues to serve as its Chairman. He received his B.A. from Yale University in 1963, his M.A. in economics from Oxford University in 1965 as a Rhodes Scholar and his J.D. from the University of Oklahoma in 1968. He previously served as a director of ConocoPhillips Inc. and Hiland Partners GP, LLC, the general partner of Hiland Partners, LP, and currently serves as a director of Texas Instruments, AMR Corporation and Torchmark Corporation.

Mr. Boren’s experiences as a member of the Oklahoma House of Representatives, as Governor of the state of Oklahoma, as a U.S. Senator, and as President of the University of Oklahoma provide him with invaluable leadership skills. Mr. Boren also has considerable experience serving as a director with many other large public companies, several of which are in the energy industry. We believe Mr. Boren’s extensive leadership skills and experience as a past and present director of numerous large public companies qualify him to serve on our Board.

Robert J. Grant has been a director since January 2006 and currently serves as Chairman of our Audit Committee. He was an audit partner of Deloitte & Touche LLP and a predecessor firm from 1969 to 2000. He served as partner in charge of the Dallas, Texas office audit department for ten years and a member of the firm’s audit management group for twelve years. He has been a member of the Independent Petroleum Association of America, the American Petroleum Institute, and the Texas Independent Producers and Royalty Owners Association, and currently is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Grant graduated from the University of Detroit with a B.A. in accounting and an M.B.A.

Mr. Grant has an extensive background in public accounting from his over 37 years at Deloitte & Touche LLP and a predecessor firm. Mr. Grant has also developed extensive knowledge of the petroleum industry through his experience serving oil and natural gas clients as an audit partner and through his membership in the Independent Petroleum Association of America, the American Petroleum Institute, and the Texas Independent Producers and Royalty Owners Association. We believe these experiences and skills qualify him to serve on the Board and as the Chairman of our Audit Committee.

Ellis L. “Lon” McCain has been a director since February 2006. Mr. McCain served as Executive Vice President and Chief Financial Officer of Ellora Energy, Inc. (“Ellora”) from July 2009 through August 2010 when Ellora was merged into a subsidiary of Exxon Mobil Corporation. Prior to Ellora, Mr. McCain was Vice President, Treasurer, and Chief Financial Officer of Westport Resources Corporation, a publicly traded exploration and production company, from 2001 until the sale of Westport to Kerr McGee Corporation and his retirement in 2004. From 1992 until joining Westport in 2001, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation, and Ceres Capital. He was an Adjunct Professor of Finance at the University of Denver from 1982 through 2005. Mr. McCain currently serves on the board of directors of Crimson Exploration, Inc., a domestic exploration and production company traded on the NASDAQ Global Market and Cheniere Energy Partners, GP, LLC, the general partner of Cheniere Energy Partners, L.P., a publicly traded partnership. Mr. McCain received a B.A. in business administration and an M.B.A. with a major in finance from the University of Denver.

Mr. McCain brings extensive business, financial and management expertise to the Company from his background as Chief Financial Officer of Ellora and Westport Resources Corporation and from his tenure as an investment banker specializing in the oil and gas industry. Mr. McCain also brings considerable director experience from his position as a director with several other energy companies. We believe Mr. McCain’s extensive business, financial and management expertise qualifies him to serve on the Board.

John T. McNabb, II has been a director since May 2010 and currently serves as Chairman of our Nominating / Corporate Governance Committee. Mr. McNabb is Founder and Chairman of the board of directors of Growth Capital Partners, L.P., a merchant banking firm that provides financial advisory services to middle market companies throughout the United States. He has held this position since 1992. Previously, he was a Managing Director and board member of BT Southwest Inc., a wholly owned subsidiary of Bankers Trust New York Corporation. Mr. McNabb went to Bankers Trust from The Prudential Insurance Company of America where he had a six-year career, commencing in 1984, in positions with Prudential-Bache Securities, The Prudential’s Corporate Finance Group and Prudential Capital Corporation, a merchant banking affiliate of The Prudential. He started his career with Mobil Oil in its exploration and production division. Mr. McNabb holds B.A. and M.B.A. degrees from Duke University. He has served on the board of directors of seven public companies and currently serves on the board of directors of GCP Securities, Inc., Premier Natural Resources and Miocene Energy LLC, and is Chairman of the board of directors of Willbros Group. Mr. McNabb also served on the board of directors of Hiland Partners, G.P., LLC from 2006 to 2009, where he served as Chairman of the Conflicts Committee and as a member of the Compensation Committee.

Mr. McNabb’s extensive banking and investment company experience makes him well suited to serve on our Board. Mr. McNabb’s leadership skills as Founder and Chairman of the board of directors of Growth Capital Partners, L.P. and his public company experience as an audit and compensation committee member also make him well qualified to serve on our Board. We believe Mr. McNabb’s extensive banking and investment company experience and his service on numerous public and private company boards qualifies him to serve on the Board and as the Chairman of our Nominating / Corporate Governance Committee.

Mark E. Monroe has served as a director since November 2001. Mr. Monroe became our President and Chief Operating Officer (“COO”) in October 2005 and resigned from such positions upon his retirement, effective October 31, 2008. He was Chief Executive Officer and President of Louis Dreyfus Natural Gas Corp. prior to its merger with Dominion Resources, Inc. in October 2001. After the merger, Mr. Monroe was a consultant and served as a member of the board of directors of Unit Corporation, a NYSE publicly traded onshore drilling and oil and gas exploration and production company from October 2003 through October 2005. Prior to the formation of Louis Dreyfus Natural Gas Corp. in 1990, he was Chief Financial Officer of Bogert Oil Company. He currently serves on the board of directors of the Oklahoma Independent Petroleum Association and on the advisory board of the Yale Oil Association, a privately held oil and gas exploration and petroleum company. He has served as Chairman of the Oklahoma Independent Petroleum Association, served on the Domestic Petroleum Council and the National Petroleum Council, and on the boards of directors of the Independent Petroleum Association of America, the Oklahoma Energy Explorers, and the Petroleum Club of Oklahoma City. Mr. Monroe is a Certified Public Accountant and received his B.A. in business administration from the University of Texas at Austin.

Mr. Monroe brings extensive executive and financial experience to the Board from his positions as Chief Executive Officer, President and Chief Financial Officer at various public oil and gas companies and his background as a Certified Public Accountant. We believe Mr. Monroe’s service as our President and Chief Operating Officer from October 2005 to October 2008 gives him invaluable insight into our company and qualifies him to serve on our Board.

H.R. Sanders, Jr. has been a director since November 2001 and currently serves as Chairman of our Compensation Committee. He served on the board of directors of Devon Energy Corporation from 1981 through 2000. In addition, he held the position of Executive Vice President for Devon Energy from 1981 until his retirement in 1997. From 1970 to 1981, Mr. Sanders was a Senior Vice President for Republic Bank of Dallas, N.A. with direct responsibility for independent oil, gas, and mining loans. He received graduate certificates from The American Institute of Banking and The Southwest Graduate School of Banking. Mr. Sanders is a former member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association, and Oklahoma Independent Petroleum Association. He is also a former director of Triton Energy Corporation and Toreador Resources Corporation.

Mr. Sanders’ membership in the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association, and Oklahoma Independent Petroleum Association and his 19 years of experience at Devon Energy provide him with extensive knowledge of the oil and gas industry. We believe his knowledge of the oil and gas industry combined with his background as a banker make him well suited to chair our Compensation Committee and to serve on our Board.

Corporate Governance Matters

We are a “controlled company” within the meaning of the listing standards of the NYSE because our Chairman and CEO, Harold G. Hamm, owns more than 50% of our outstanding shares of common stock. Consequently, we are not required to comply with certain of the NYSE listed company requirements, such as the requirement to have a majority of “independent” directors on our Board, or the requirement to have compensation and nominating committees comprised entirely of independent directors. However, we are required to have an independent Audit Committee under the NYSE’s listed company requirements, and we have voluntarily established a Compensation Committee and a Nominating / Corporate Governance Committee. The Board uses the independence standards of the NYSE corporate governance rules for determining whether directors are independent. The Board additionally follows the rules of the SEC in determining independence for Audit Committee members. The Board has determined that Messrs. Grant, McCain, Boren, Sanders and McNabb have no relationship with the Company other than as a director and shareholder of the Company and are independent under the NYSE and SEC rules for purposes of service on the Board and its committees. The only reason the Board does not consider Mr. Monroe to be independent under these rules is due to his employment by the Company within the past three years. Members of each committee are elected annually by the Board and serve for one-year terms, or until their successors are elected and qualified.

The Board held eleven (11) meetings during the year ended December 31, 2010 and acted by unanimous consent on five (5) occasions during such period.

We do not have a specific policy regarding Board members’ attendance at annual meetings of shareholders. All directors attended the 2010 Annual Meeting of Shareholders and plan to attend the 2011 Annual Meeting.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating / Corporate Governance Committee. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available at our website, www.contres.com.

The table below provides the composition of each standing committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
David L. Boren		X	X
Robert J. Grant	X
Harold G. Hamm		X	X
Lon McCain	X	X
John T. McNabb, II	X		X
Mark E. Monroe			X
H.R. Sanders, Jr.	X	X

Board Leadership Structure. Harold G. Hamm serves as the Company’s Chairman and Chief Executive Officer and controls approximately 68.1% of the outstanding shares of Common Stock as of March 31, 2011. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board as well as due to Mr. Hamm’s role in founding the Company and due to his continued significant ownership interest in the Company.

Notwithstanding the Company’s status as a “controlled company” under the NYSE’s rules and the Company’s ability to rely on certain exemptions related to this status, the Company complies with a number of the more strict governance NYSE standards, including having a majority of independent directors, a Compensation Committee and a Nominating / Corporate Governance Committee.

Risk Oversight. The Board is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board. In particular, the Audit Committee is charged with oversight of Company risks relating to finance and accounting compliance, and is updated periodically on our compliance with internal controls. The Board satisfies its oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through reports from officers responsible for oversight of particular risks within our Company. In addition, we have internal audit systems in place to review adherence to established policies and procedures.

Audit Committee. The Audit Committee currently consists of Messrs. Grant, McCain, Sanders and McNabb, with Mr. Grant serving as the Chairman. The Board, in its business judgment, has determined that each of the Audit Committee members qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and satisfies the standards of independence established by SEC and NYSE listing requirements. The report of the Audit Committee is set forth under “Ratification of Selection of Independent Registered Public Accounting Firm–Audit Committee Report” in this proxy statement.

The Audit Committee is appointed by our Board to assist it and to perform an oversight function by:

•	selecting and overseeing our relationship with our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm the scope and results of our annual audit;

•	reviewing our financial statements and reports including Forms 10-K and Forms 10-Q;

•	reviewing our significant financial reporting issues and practices;

•	monitoring our internal control policies;

•	establishing our procedures for receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting control or auditing matters;

•	reviewing proposals of related party transactions;

•	reviewing our Code of Ethics; and

•	reviewing the performance of our internal audit function.

Pursuant to its charter, the Audit Committee has the authority to retain outside counsel or other experts to advise the Audit Committee in connection with the exercise of its powers and responsibilities. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee meets at least annually with our senior management, our manager of internal auditing and our independent auditors to discuss any matters that the Audit Committee or any of these groups believe should be discussed in private. The Audit Committee makes regular reports to the Board.

In 2010, the Audit Committee discussed the financial information contained in each quarterly and annual earnings announcements with the Chief Financial Officer (“CFO”) and independent auditors prior to public release. The Audit Committee held sixteen (16) meetings during 2010.

Compensation Committee. The Compensation Committee currently consists of Messrs. Hamm, McCain, Boren and Sanders, with Mr. Sanders serving as the Chairman. The Board, in its business judgment, has determined that each of the members of the Compensation Committee, other than Mr. Hamm, satisfies the standards of independence established by NYSE listing requirements. The report of the Compensation Committee is set forth under “Executive Compensation and Other Information–Compensation Committee Report” in this proxy statement.

Pursuant to its charter, the responsibilities of the Compensation Committee are as follows:

•	determine awards to employees of stock or other equity compensation;

•	establish performance criteria for and evaluate the performance of the CEO;

•	review and approve compensation of senior executives; and

•	review and make recommendations to the Board with respect to director compensation.

During 2010, the Compensation Committee met four (4) times. The role that the Compensation Committee plays in establishing our executive officer compensation is further described below in “Executive Compensation and Other Information—Compensation Discussion and Analysis.”

The Compensation Committee has the authority to retain or terminate consultants, including the authority to approve the consultant’s fees and other retention terms. In 2010, the Compensation Committee employed Longnecker & Associates (“Longnecker”), whose engagement is described in the Compensation Discussion and Analysis section herein.

Nominating / Corporate Governance Committee. The Nominating / Corporate Governance Committee was formed in February 2011 and currently consists of Messrs. McNabb, Boren, Monroe and Hamm, with Mr. McNabb serving as the Chairman.

Pursuant to its charter, the responsibilities of the Nominating / Corporate Governance Committee are as follows:

•

identify individuals qualified to become Board members, recommend those qualified members to the Board, and recommend director nominees to the Board for each annual meeting of the Company’s Shareholders or to fill vacancies on the Board;

•	recommend nominees to the Board for each committee of the Board;

•	make recommendations to the Board regarding the composition and size of the Board;

•	develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company;

•	lead the Board in its annual review of the Board’s performance; and

•	provide risk oversight with respect to the areas of responsibility of the Nominating / Corporate Governance Committee set forth in its charter.

The Nominating / Corporate Governance Committee has not met since its formation in February 2011.

Corporate Governance Guidelines and Communications with the Board

We adopted Corporate Governance Guidelines and a Code of Ethics in accordance with the rules of the NYSE in May 2006. The Code of Business Conduct and Code of Ethics are applicable to all employees and directors, including our principal executive, financial, and accounting officers. In addition, each of the standing committees of the Board has a charter which has been approved by the full Board. Copies of the Corporate Governance Guidelines, Code of Ethics, and committee charters are available at our website, www.contres.com. In addition, printed copies of these documents are available to any shareholder who requests them from our Corporate Secretary. We intend to disclose amendments to, or waivers from, our Code of Ethics by posting to our website.

Our Corporate Governance Guidelines require that the non-management directors meet in regularly scheduled executive sessions. Mr. McCain was selected by the Board to preside, and he presided over one (1) executive session in 2010.

Any shareholder or interested party desiring to communicate with, or make any concerns known to, us, directors generally, non-management directors or an individual director only may do so by submission in writing to Continental Resources, Inc., Attn: Vice President of Investor Relations, 302 N. Independence, Enid, Oklahoma 73701, with information to identify the person submitting the communication or concern, including the name, address, telephone number, and an e-mail address (if applicable), together with information indicating the relationship of such person to us. Our Vice President of Investor Relations is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. We will establish the authenticity of any communication or concern before forwarding. We are not obligated to investigate or forward any anonymous submissions from persons who are not our employees.

Although we are a “controlled company” under the listing standards of the NYSE, the Board has voluntarily established a Nominating / Corporate Governance Committee. Our Nominating / Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates. We do not have established criteria for the nomination of directors or any specific minimum qualifications or skills that a nominee or Board member must have. Our Nominating / Corporate Governance Committee Charter provides that, in seeking nominees for directors, the Nominating / Corporate Governance Committee may consider qualifications of director candidates including leadership and management experience in their field of endeavor, business, industry and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company’s lines of business, diversity of background, experience and competencies that the Board desires to have represented among its members, demonstrable corporate governance experience, personal and professional integrity and ethics and the ability to serve the interests of all shareholders.

The process used by the Nominating / Corporate Governance Committee for identifying and evaluating nominees for the Board consists of reviewing qualifications of candidates suggested by management, other Board members, or shareholders. The Nominating / Corporate Governance Committee will consider recommendations from shareholders for nomination as a Board member by any shareholder of the Company who is a shareholder of record at the time of giving notice to the Company as provided in the Company bylaws (the “Bylaws”) and who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in our Bylaws. Such nominations shall be made pursuant to timely notice in writing to Continental Resources, Inc., Attn: Corporate Secretary, 302 N. Independence, Enid, Oklahoma 73701.

To be timely, a shareholder’s notice shall be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of the shareholders of the Company, not later than ninety (90) days or more than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the Company, provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made, and (ii) with respect to a special meeting of shareholders called for the purpose of electing one or more directors to the Board, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. Such shareholder’s notice to the Corporate Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder.

There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from common shareholders. All candidates, regardless of source, will be evaluated by the Nominating / Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

As stated above, Messrs. Hamm, McCain, and Sanders were the members of our Compensation Committee in 2008, 2009 and 2010. Mr. Boren joined the Compensation Committee in May 2010. Mr. Hamm is a director and serves as our CEO and Chairman of the Board. Neither Mr. McCain, Mr. Sanders nor Mr. Boren has been an officer or employee of ours or any of our subsidiaries. Additionally, none of our executive officers serves or has served on the compensation committee of any entity that has one or more of such entity’s executive officers serving on our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures

Our Audit Committee’s charter provides that the Audit Committee shall review all related party transactions (as defined below) and recommend approval or disapproval to the Board of any such transaction.

For these purposes, a “related party transaction” is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 annually and (c) a related person (as defined below) has or will have a direct or indirect material interest. A “related person” is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (b) a person known to beneficially own 5% or more of any class of our voting securities, (c) an immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or greater than 5% beneficial owner), and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or greater than 5% beneficial owner. The Audit Committee considers the adequacy of disclosure and fairness to us of the matters considered.

The Audit Committee adopted a written policy which includes factors for committee members to consider in exercising their judgment including (a) terms of the transaction with the related party, (b) availability of comparable products or services from unrelated third parties, (c) terms available from unrelated third parties and (d) the benefits to us. The Audit Committee recommends for approval only those related party transactions that are, in its judgment, in our best interests and on terms no less favorable to us than we could have achieved with an unaffiliated party.

Transactions

Since January 1, 2010, we entered into the related party transactions described below. Based upon review and recommendations of our Audit Committee, we believe that all such transactions are on terms no less favorable to us than we could have achieved with an unaffiliated party.

Crude Oil Sales

Our principal shareholder and his family trusts own the majority of the total outstanding equity interests of Hiland, Banner Transportation, L.L.C. (“Banner”), Cottonwood Creek, Inc. and Independent Trading & Transportation Company I, L.L.C. (“ITT”) and control Hiland’s general partner. Our principal shareholder also serves as the Chairman of the Board of Hiland’s general partner. In 2010, we paid ITT and Banner approximately $6.4 million for crude oil gathering and storage services in North Dakota, Montana and Wyoming.

Beginning in August 2010, the Company engaged in crude oil trades with ITT in order to obtain space on various pipeline systems. These purchases or sales are done with this affiliate each month with the net amount being paid to, or received from, the affiliate in the following month. Total barrels sold to ITT in 2010 amounted to 104,000 barrels for $7.3 million and total barrels purchased from ITT in 2010 were 15,000 barrels for $1.2 million. The Company incurred $531,000 in expenses in 2010 associated with these transactions.

Natural Gas Sales

During the year ended December 31, 2010, we sold approximately 7,707 MMcf of natural gas for $31.0 million to affiliated entities. Included in this was the sale of approximately 7,672 MMcf of natural gas for $30.9 million to Hiland and 35 MMcf of natural gas sold for $108,000 to Orbit Gas Transmission, Inc, (“Orbit”). A majority of Orbit is owned by our principal shareholder and his family trusts while a minority position is owned by a vice president, Richard Straeter. Additionally, we paid approximately $10.0 million for reclaimed oil and residue fuel gas to Hiland during the year ended December 31, 2010. In November 2010, we entered into a new gas purchase agreement with Hiland for the sale and subsequent processing and treatment of natural gas to be produced over the life of certain Company leases located in North Dakota.

Oilfield Services

During the quarter ended March 31, 2010, we paid approximately $8.6 million to Complete Production Services, Inc. (“Complete”), an NYSE publicly traded oil and gas service company providing oilfield services such as saltwater hauling and workover rigs. A portion of the amounts paid to Complete was billed to other interest owners. We also received $146,000 during the first quarter of 2010 from an affiliate of Complete for saltwater disposal fees. Our principal shareholder serves on the Board of Directors of Complete and trusts formed by him currently own approximately 7.2% of the common stock of Complete. During the second quarter of 2010, the Company determined that its relationship with Complete no longer qualified for related party treatment. Effective April 1, 2010, transactions with Complete and its affiliates are no longer treated as related party transactions.

During the year ended December 31, 2010, we paid approximately $4.4 million for daywork drilling rig services provided by United Drilling Co. (“United”). A portion of such amounts was billed to other interest owners. United provided daywork drilling rig services for 5 wells in 2010. Our principal shareholder owns 100% of the common stock of United.

We signed a compression services agreement effective as of January 28, 2005 with Hiland covering the Cedar Hills North Unit and South Medicine Pole Hills Unit whereby Hiland has agreed to provide to us on a monthly basis the quantities of compressed air and pressurized water that we request. We have agreed to provide, at no cost to Hiland, all fuel, whether gas or electric, and water, in the quantities necessary for Hiland to provide such services. The term of the contract was for four years from the effective date at a cost of approximately $402,000 per month. We entered into a new agreement to lease the equipment from Hiland effective February 1, 2010 at a monthly lease fee of $50,000 per month. The initial term of this lease was 16 months and was to continue thereafter on a month-to-month basis until terminated by either party. Effective November 2010, Hiland conveyed title of the compressors used for the service agreement to us, thereby ending the compression services agreement. In 2010, we paid Hiland $970,000 for rental, operation, and maintenance of the compression equipment.

During the year ended December 31, 2010, we paid approximately $234,000 to Water Tech LLC, a company in which our principal shareholder owns a majority of the membership interest, for saltwater disposal, reclaimed oil and contract labor.

During 2010, the Company used Inwell, Inc. to provide directional drilling services. Mr. John McNabb, a member of our Board since May 25, 2010, is a minority owner of this privately held company. We paid Inwell, Inc. $1.4 million in 2010 for directional drilling services.

Commercial Property Transactions

On March 18, 2011, the Company executed an agreement to acquire ownership of 20 Broadway Associates LLC (“20 Broadway”), an entity wholly owned by the Company’s principal shareholder. 20 Broadway Associates LLC’s sole asset is a building in Oklahoma City, Oklahoma where the Company intends to locate its corporate headquarters in 2012. The Company paid $22,961,628 for 20 Broadway, which is the amount our principal shareholder paid to acquire the building in Oklahoma City, including reimbursed commissions and closing costs.

We lease approximately 87,000 square feet of office space from a company owned by our principal shareholder. The leases covering this space will expire at the end of February 2012. During the year ended December 31, 2010, rental amounts paid by us under the terms of the leases totaled approximately $983,000.

Royalty and Common Ownership

In 2010, we received $366,000 from the Harold G. Hamm Revocable Inter Vivos Trust (the “Trust”) dated April 23, 1984 for billings on interests owned in various oil and gas wells which we operate. We also disbursed to the Trust $1.2 million in 2010 for the Trust’s share of oil and gas sales attributed to these interests which were received from the purchasers of production.

We received $319,000 from Richard Straeter, our Vice President—Eastern Region, in 2010 for billings on various interests owned in oil and gas wells which we operate. Revenues from these interests were paid directly from the oil and gas purchaser.

Wheatland Oil Co. (“Wheatland”) is owned 75% by our principal shareholder and 25% by our President and Chief Operating Officer, Mr. Jeffrey B. Hume. Wheatland participates in several of our oil and gas properties with interests generally ranging between 5% and 10% of our interest. During the year ended December 31, 2010, we disbursed net oil and gas revenues of approximately $16.4 million and billed costs of approximately $20.1 million to Wheatland. We also paid Wheatland approximately $48,000 in 2010 for their share of undeveloped leasehold sales.

Registration Rights Agreement

In connection with the closing of our initial public offering in May 2007, we entered into a registration rights agreement with our principal shareholder and the two irrevocable trusts established for the benefit of Mr. Hamm’s children pursuant to which we granted to our principal shareholder and the trusts certain demand and “piggyback” registration rights.

Under the registration rights agreement, our principal shareholder and the trusts each has the right to require us to file a registration statement for the public sale of all of the shares of common stock owned by him or it, as applicable, at any time so long as at least six (6) months have passed since the last demand registration statement. In connection with a demand by one of the aforementioned parties, the non-demanding parties have the right to participate in such registration process. However, in the event that securities are to be sold in an underwritten offering pursuant to such demand registration statement and the managing underwriter thereof advises the participants that the amount of securities to be offered thereby should be limited, such limitation shall be satisfied first from the securities allocated to participants other than the demanding party.

In addition, if we sell any shares of our common stock in a registered underwritten offering, each of our principal shareholder and the trusts has the right to include his or its shares in that offering. The underwriters of any such offering have the right to limit the number of shares to be included in such sale.

We will pay all expenses relating to any demand or piggyback registration, except for underwriters’ or brokers’ commissions or discounts. The securities covered by the registration rights agreement will no longer be registerable under the registration rights agreement if they have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act.

Sale of Common Stock

On March 3, 2011, the Company, together with the Trust and the two irrevocable trusts described above (collectively, the “Selling Shareholders”), entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale in a firm commitment underwritten offering of an aggregate of 10,000,000 shares of the Company’s common stock, including 9,170,000 shares issued and sold by the Company and 830,000 shares sold by the Selling Shareholders at a price of $68.00 per share ($65.45 per share, net of underwriting discount, resulting in proceeds of approximately $54,323,500 to the Selling Shareholders). Closing of the offering took place on March 9, 2011. On March 25, 2011, the Company announced the closing of the sale of an additional 910,000 shares of its common stock pursuant to the partial exercise of the overallotment option granted to the Underwriters in connection with the offering. The Selling Shareholders did not participate in the partial exercise of the overallotment option.

NON-EMPLOYEE DIRECTOR COMPENSATION

General

The Compensation Committee reviews the total compensation paid to our non-employee directors annually. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service. This review includes the consideration of qualitative and quantitative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (a) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (b) the risks associated with fulfilling fiduciary duties; and (c) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

The following table summarizes the compensation of non-employee directors in the year ended December 31, 2010:

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation	Total ($)
David L. Boren	57,102	292,437	—	349,539
Robert J. Grant	78,000	165,633	—	243,633
Lon McCain	65,500	165,633	—	231,133
Mark E. Monroe	55,500	165,633	—	221,133
H.R. Sanders, Jr.	72,000	165,633	—	237,633
John T. McNabb, II	38,157	579,083	—	617,240

(1)	The amounts in this column represent the grant date fair value for new grants in fiscal year 2010 in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). See “—Equity-Based Compensation” below.

Directors who are also full-time employees receive no compensation for serving as directors. We reimburse all directors for reasonable out-of-pocket expenses that they incur in connection with their services as directors in accordance with our general expense reimbursement policies.

2010 Retainers / Fees

Our 2010 cash compensation for non-employee directors consisted of an annual retainer in the amount of $40,000 in addition to the payment of $1,500 for each regular Board meeting and $750 for each special Board meeting attended. The chair of the Audit Committee was paid an annual retainer of $15,000; the chair of the Compensation Committee was paid an annual retainer of $5,000. Committee members other than the chairs of the committees were paid an additional retainer of $1,000. Members of the Audit and Compensation committees received a $500 payment for each committee meeting attended.

Equity-Based Compensation

In addition to cash compensation, we have awarded and intend to award each of our non-employee directors restricted stock. In February 2010 we granted 3,333 shares of restricted stock to Mr. Boren to vest April 3, 2013. In May 2010 we granted Mr. McNabb 10,000 shares of restricted stock which vest ratably over the course of three (3) years on May 25 of each year. In November 2010 we granted 3,333 shares of restricted stock to Mr. Monroe to vest on November 1, 2013; 3,333 shares of restricted stock to Messrs. Grant, McCain and Sanders with all shares vesting on January 2, 2014; 3,333 shares of restricted stock to Mr. Boren to vest April 3, 2014; and 3,333 shares of restricted stock to Mr. McNabb to vest May 25, 2014. We anticipate we will continue to grant to each of our non-employee directors shares of restricted stock annually, such shares to vest three years after the date of grant. The actual amount of any future award may be impacted by the value of our stock at that time and other relevant factors. Through the grant of such equity-based compensation, we are able to tie a portion of our non-employee directors’ compensation to the performance of our Common Stock.

In February 2008, the Board approved a common stock ownership requirement for non-employee directors. Each non-employee director is expected to own shares of our common stock with a market value equal to at least three times the base annual retainer.

Until the stock ownership guideline is achieved, each non-employee director is expected to retain 100% of the shares received as a result of restricted shares granted under our 2005 Long-Term Incentive Plan (the “2005 Plan”). The stock ownership calculation is determined as of each December 31 based upon the average closing price of the common stock for the year compared to the non-employee director’s base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation. The Compensation Committee reviewed the non-employee directors’ stock ownership and determined that as of December  31, 2010, each non-employee director was in compliance with the stock ownership guidelines.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our current executive officers are named below:

Name	Age	Position
Harold G. Hamm	65	Chairman of the Board and Chief Executive Officer
Jeffrey B. Hume	59	President and Chief Operating Officer
John D. Hart	43	Senior Vice President, Chief Financial Officer, and Treasurer
Jack H. Stark	56	Senior Vice President—Exploration
Steven K. Owen	55	Senior Vice President—Land
Richard E. Muncrief	52	Senior Vice President—Operations
Eric S. Eissenstat	53	Senior Vice President and Chief Legal Officer

For a description of the business background and other information concerning Mr. Hamm see “Proposal 1: Election of Directors—General” above.

Jeffrey B. Hume became our President on November 3, 2009 upon the relinquishment of such title by Mr. Hamm. Since November 2008, Mr. Hume has also served as our Chief Operating Officer after serving as our Senior Vice President of Operations since November 2006. He was previously appointed as Senior Vice President of Resource and Business Development in October 2005, Senior Vice President of Resource Development in July 2002, and served as Vice President of Drilling Operations from 1996 to 2002. Prior to joining us in May 1983 as Vice President of Engineering and Operations, Mr. Hume held various engineering positions with Sun Oil Company, Monsanto Company, and FCD Oil Corporation. Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, Oklahoma Independent Petroleum Association, and the Oklahoma and National Professional Engineering Societies. Mr. Hume graduated from Oklahoma State University with a Bachelor of Science in Petroleum Engineering Technology in 1975.

John D. Hart joined us as Vice President, Chief Financial Officer and Treasurer in November 2005. He was promoted to Senior Vice President in May 2009. Prior to joining us, he was a Senior Audit Manager with Ernst & Young LLP. Mr. Hart was employed by Ernst & Young LLP from April 1998 to November 2005 and by Arthur Andersen LLP from December 1991 to April 1998. He is a member of the American Institute of Certified Public Accountants, Oklahoma Society of Certified Public Accountants and the Oklahoma Independent Petroleum Association. Mr. Hart graduated from Oklahoma State University with a Masters of Science in Accounting in December 1991.

Jack H. Stark joined us as Vice President of Exploration in June 1992. Prior to joining us he was the exploration manager for the Western Mid-Continent Region for Pacific Enterprises. From 1978 to 1988, he held various staff and middle management positions with Cities Service Co. and TXO Production Corp. He is a member of the American Association of Petroleum Geologists, Oklahoma Independent Petroleum Association, Rocky Mountain Association of Geologists, Houston Geological Society, and Oklahoma Geological Society. Mr. Stark holds a Masters degree in Geology from Colorado State University. Mr. Stark served as a director from 1998 until his term expired in May 2008. Mr. Stark is currently our Senior Vice President—Exploration, a position he has held since May 1998.

Steven K. Owen joined us as Senior Vice President—Land in September 2010. He came with three decades of experience in land management, including exploration, exploitation, acquisition and maintenance of oil and gas assets. He has worked extensively in many oil and gas plays across the United States. Prior to joining the Company, Mr. Owen served as land manager for Pioneer Natural Resources USA, Inc. from 1987 to 2010 where he managed the Permian Basin and Mid-Continent Divisions. He has won numerous awards for outstanding performance in Permian operations and is a member of the Permian Basin Landmen’s Association and the American Association of Petroleum Landmen. Mr. Owen earned his Bachelor of Arts from Emporia State University in Kansas with concentrations in Business Law, Oil and Gas Law and Biology.

Richard E. Muncrief joined us as Senior Vice President—Operations in June 2009 with 29 years of upstream and midstream energy experience, most recently as a senior executive with Quest Midstream Partners, LP in Oklahoma City. From 1980 to 2007, he served in various executive capacities with ConocoPhillips, Inc. and its predecessor companies, Burlington Resources, Meridian Oil and El Paso Exploration. In 2006 and 2007 he was operations manager for the San Juan Basin Unit in Farmington, New Mexico, managing a 260-employee organization that was one of ConocoPhillips’ largest business units. Prior to that, Mr. Muncrief served as general manager of Operations of Burlington Resources. From 1998 to 2000, he served as Fruitland Coal Asset Manager in the San Juan Division. Prior to this role, he served in various management capacities that were responsible for production, drilling engineering, joint interest engineering and reservoir engineering. Mr. Muncrief earned his Bachelor of Science in Petroleum Engineering Technology from Oklahoma State University in 1980.

Eric S. Eissenstat joined us as Senior Vice President and Chief Legal Officer in December 2010. He joined the Company with 27 years of experience in complex business and commercial matters, oil and gas, and litigation. Prior to joining the Company, he served as director with Fellers, Snider, Blankenship, Bailey & Tippens, P.C. in Oklahoma City from 1983 to 2010. Mr. Eissenstat is a Fellow of the Litigation Counsel of America and has held leadership positions in the Oklahoma Bar Association and Oklahoma County Bar Association. Mr. Eissenstat earned his Bachelor of Science with honors in Political Science from Oklahoma State University and his Juris Doctor with honors from the University of Oklahoma.

Compensation Discussion and Analysis

Overview

Prior to the completion of our initial public offering in May 2007, we operated as a private company controlled by Harold G. Hamm, our founder, principal shareholder, Chairman of the Board, and CEO. From our inception until the formation of the Compensation Committee in February 2006, Mr. Hamm had been solely responsible for reviewing and approving all compensation decisions relating to our executive officers. Mr. Hamm currently serves as a member of our Compensation Committee.

Compensation Committee

The Compensation Committee is currently responsible for implementing and administering all aspects of our benefit, compensation plans, and programs for our executive officers. The Compensation Committee annually reviews and determines the individual elements of total compensation of the named executive officers (“NEOs”) who appear in the compensation tables of this Proxy Statement. The Compensation Committee’s charter can be found in the Corporate Governance section of our website at www.contres.com. A printed copy of the charter will be made available to any shareholder who requests it from our Corporate Secretary.

In 2008, 2009 and 2010, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker & Associates. Longnecker reports directly to the Compensation Committee. During 2008, 2009 and 2010, the consulting firm provided an analysis of market compensation based upon its review of compensation paid by exploration and production companies similar in revenues, total assets, and market capitalization to us. Longnecker has provided no other services for us other than the compensation study.

Since Mr. Hamm beneficially owns a substantial majority of our outstanding shares of Common Stock and is our CEO, he has a substantial amount of input and decision-making authority regarding the compensation of our executive officers. Initially, the Compensation Committee as well as our President review the Longnecker report regarding the analysis of market compensation. Mr. Hamm and our President are then responsible for making recommendations of compensation for individual executive officers of the Company, other than themselves. With respect to each of Mr. Hamm and our President, our President and Mr. Hamm, respectively and individually, make recommendations for the other’s compensation amounts. In making recommendations for executive officer compensation, Mr. Hamm and our President primarily rely on the Longnecker report, but also take into account factors including, but not limited to, the following:

•	the overall performance of the Company;

•	such executive’s contribution to the overall performance of the Company;

•	such executive’s business responsibilities;

•	such executive’s current compensation arrangements; and

•	such executive’s ability to enhance the ability of the Company to generate long-term shareholder value.

Once Mr. Hamm and our President have made their compensation recommendations, the Compensation Committee reviews their recommendations and makes such changes as they feel appropriate, if any, to adequately meet our compensation objectives on an individual basis, as discussed below under “—Compensation Objectives.” With respect to the recommendation of our President as to Mr. Hamm’s compensation, such recommendation is reviewed by all of the members of the Compensation Committee other than Mr. Hamm. Once this review has occurred, the entire Compensation Committee reviews and approves Mr. Hamm’s compensation; no further adjustments are made to Mr. Hamm’s compensation once his compensation is set by the members of the Compensation Committee other than himself. Notwithstanding the Compensation Committee’s authority, the Board, other than Mr. Hamm, unanimously reaffirmed the cash bonus award set by the Compensation Committee for Mr. Hamm for services rendered during 2010 and the compensation package set for Mr. Hamm for 2011.

Compensation Objectives

We are engaged in oil and natural gas exploration and exploitation activities in the North, South, and East regions of the United States. Our primary business goal is to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. We operate in a highly competitive environment for acquiring properties, marketing crude oil and natural gas, and securing trained personnel. We believe that the loss of the services of our senior management or technical personnel could have a material adverse effect on our operations. Accordingly, we have designed our executive compensation program to attract, retain, and motivate experienced, talented individuals to achieve our primary business goal, using the business strategies discussed in greater detail in our Annual Report on Form 10-K.

Implementing Our Objectives

Determining Compensation. We rely upon our judgment in making compensation decisions, after considering the recommendations of our independent compensation consultant, Longnecker, reviewing the performance of the Company, and evaluating an NEO’s contribution to that performance, including his business responsibilities, current compensation arrangements, and long-term potential to enhance shareholder value. Specific operational and financial factors affecting compensation decisions for our NEOs include stock price performance, reserve additions, finding and development costs, production volume and costs, earnings, cash flow, operating income, and return on equity. We have not assigned specific individual goals to our NEOs that are used by the Compensation Committee in the determination of compensation for such officers.

We do not apply rigid formulas in determining the amount and mix of compensation elements. Because our compensation arrangements are relatively simple, and we do not have complex equity plans, or significant change of control or severance obligations, the Compensation Committee does not use tally sheets in analyzing the compensation of our NEOs, but does review each element of compensation as described in this Proxy Statement in evaluating and approving the total compensation of each of our NEOs. As described below, we rely on the formulaic achievement of financial goals only when establishing the aggregate bonus pool from which bonuses may be paid to the NEOs, and even in this circumstance the Compensation Committee may allocate more or less than the formulaic amounts at its discretion. We consider competitive market compensation paid by other companies similar in size and operations to us, but we do not attempt to maintain a certain target percentile within that survey group or otherwise exclusively rely on those data to determine compensation for the NEOs. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The total compensation of the CEO, which is significantly higher than our other NEOs, reflects his critical role in the founding and development of the Company as well as the future success of the Company.

Compensation Survey Group. The companies used in our 2008 and 2009 compensation survey groups (the “2008 Survey Group” and “2009 Survey Group,” respectively) were Bill Barrett Corporation, Denbury Resources Inc., Encore Acquisition Company, Quicksilver Resources Inc., Range Resources Corp., Southwestern Energy Company, St. Mary Land and Exploration Company, Cabot Oil & Gas Corporation, Comstock Resources Inc., EXCO Resources Inc., Forest Oil Corp., Petrohawk Energy Corporation, and Plains Exploration & Production Co. The independent compensation consulting firm suggested that the survey group be adjusted in 2010. After consultation with the firm, we adjusted our 2010 compensation survey group (the “2010 Survey Group”) to include Cabot Oil & Gas Corporation, Cimarex Energy Co., Concho Resources Inc., Denbury Resources Inc., Forest Oil Corporation, Newfield Exploration Company, Petrohawk Energy Corporation, Pioneer Natural Resources Company, Range Resources Corporation, Ultra Petroleum Corp., and Whiting Petroleum Corporation. We selected these companies because they are publicly traded exploration and production companies similar in size and operations to us.

Elements of Compensation

The principal elements of our compensation program are a base salary, an annual cash bonus, and a long-term incentive award. All base salary adjustments, annual cash bonuses, and long-term incentive awards for NEOs have been determined on a discretionary basis and have not been linked to the achievement of specific corporate goals or objectives.

Base Salary. The objective of the base salary component is to attract and retain officers by paying a competitive wage commensurate with such officer’s experience, skills, and responsibilities. From January 1, 1999 until September 15, 2004, Mr. Hamm elected not to receive a salary or annual bonus. In September 2004, he began to draw an annual salary of $350,000. On January 1, 2006, Mr. Hamm’s annual salary was increased to $700,000. Mr. Hamm’s base salary was not increased in 2007 but was increased to $735,000 for 2008 and $800,000 for 2009. In 2010, Mr. Hamm’s base salary was increased to $850,000. Our compensation consulting firm reported that the 50th and 75th percentile amounts for base salaries for the comparable position in the 2010 Survey Group were $679,090 and $832,378, respectively.

With respect to our other NEOs, Mr. Hamm recommends to the Compensation Committee for approval the base salaries of the other officers. In establishing the base salaries for the other officers, Mr. Hamm and the Compensation Committee consider the compensation paid to named executive officers by the survey groups. However, we do not attempt to maintain a certain target percentile within the survey groups.

During 2008, the aggregate base salaries for our then-current named executive officers, excluding Mr. Hamm, Mr. Gene R. Carlson (our former Senior Vice President—Resource Development) and Mr. Monroe (our then-Chief Operating Officer and President whose employment agreement stipulated the terms of his compensation), increased 7% in order to satisfy our objective of paying salaries at competitive levels. Our compensation consulting firm reported that the 50th percentile amounts for base salaries for the third highest paid named executive officer through the fifth highest paid named executive officer in the 2008 Survey Group ranged from $305,727 to $253,757. This compares to a base salary range of $270,000 to $245,000 paid to our third through fifth highest paid then-current named executive officers.

During 2009, the aggregate base salaries for our NEOs, excluding Mr. Hamm, increased 12.6% in order to satisfy our objective of paying salaries at competitive levels. Our compensation consulting firm reported that the 50th percentile amounts for base salaries for the second highest paid named executive officer through the fifth highest paid named executive officer in the 2009 Survey Group ranged from $421,166 to $270,476. This compares to a base salary range of $350,000 to $260,000 paid to our second through fifth highest paid NEO.

During 2010, the aggregate base salaries for our NEOs, excluding Mr. Hamm, increased 17.4% in order to satisfy our objective of paying salaries at competitive levels. Our compensation consulting firm reported that the 50th percentile amounts for base salaries for the second highest paid named executive officer through the fifth highest paid named executive officer in the 2010 Survey Group ranged from $443,206 to $278,266. This compares to a base salary range of $425,000 to $315,000 paid to our second through fifth highest paid NEO. The base salaries paid to our NEOs for the fiscal year ended December 31, 2010 are set forth below in the summary compensation table, see “—Summary Compensation Table.”

In the future, we expect that the base salaries of the NEOs will be reviewed on an annual basis and adjusted as necessary to remain competitive. We expect that future base salary adjustments for such officers will be comparable to future adjustments made to executive officer base salaries by the 2010 Survey Group.

Annual Cash Bonus. Our NEOs may earn annual cash bonuses as a reward for our subjective evaluation of their individual contribution to the achievement of annual financial and operating results. The individual cash bonuses paid to the NEOs for 2010 and prior years have been determined on a discretionary basis. Annual cash bonus differences are based on Mr. Hamm, our President and the Compensation Committee’s subjective evaluation of the relative individual contribution to the achievement of our annual financial and operating results as well as the performance of that individual’s segment of the Company (i.e. drilling, exploration, financial, resource development).

Annual cash bonuses to all of our executive officers, including the NEOs, are paid from a bonus pool that is equal to 0.375% of adjusted net income. If the conditions described below are met, the annual aggregate bonus pool for executive officers will be equal to 0.375% of earnings before interest expense, depreciation, depletion, amortization and accretion, property impairments, unrealized derivative gains or losses, and non-cash compensation expense (“EBIDA”), which results in a larger cash pool from which bonuses may be paid. Mr. Hamm, our President and Compensation Committee have discretion to pay bonuses to the executive officers equal to any portion or none of the total available in the pool. We consider EBIDA to be a strong indicator of operating performance. The conditions that must be satisfied for the bonus pool to be established based on EBIDA rather than adjusted net income are:

•	an increase in equivalent production for the current year compared to the prior year, and

•	proved reserve additions from drilling activities of at least 120 percent of production.

During 2008, both conditions were satisfied as production increased 13% over the 2007 level and reserve additions from drilling activities were 397% of production. In 2009, aggregate bonuses were awarded to the executive officers equal to 85% of the EBIDA pool.

During 2009, both conditions were satisfied as production increased 13% over the 2008 level and reserve additions from drilling activities were 811% of production. In 2010, aggregate bonuses were awarded to the executive officers equal to 118% of the EBIDA pool.

During 2010, both conditions were satisfied as production increased 16% over the 2009 level and reserve additions from drilling activities were 602% of production. In 2011, aggregate bonuses were awarded to the executive officers equal to 94% of the EBIDA pool.

We expect that our annual cash bonus pool in the future will be funded on the basis of EBIDA as warranted by our overall operational, financial, and stock performance even though one or both of the current bonus plan conditions are not satisfied. As a result, satisfaction of the criteria required for funding the bonus pool on the basis of EBIDA may be waived frequently in the future.

The bonus amount for each NEO is determined at the discretion of the Compensation Committee. In addition, the Compensation Committee may elect to award annual cash bonuses to NEOs in an aggregate amount that exceeds the amount calculated from net income or EBIDA. Based upon a market analysis of annual cash bonuses paid by the 2010 Survey Group, our compensation consulting firm recommended annual bonus targets, as a percent of base salary, of 100% for the CEO, 85% for the President, and 75% for the other NEOs. The annual bonuses for 2010 awarded, as a percent of base salary, were 93% for the CEO, 111% for the President and 97%, 86% and 99% for the three remaining NEOs.

Annual cash bonuses for the NEOs are determined after completion of the year-end audited financial statements and reserve report. We have not adopted a policy regarding the adjustment or recovery of previously paid annual cash bonuses in the event our net income or EBIDA, as applicable, are restated or otherwise adjusted in a manner that would have the effect of reducing the size of the aggregate annual cash bonus pool.

Long-Term Incentive Awards. The objective of our long-term incentive awards is to retain and motivate our executives over the long-term. Each of our NEOs, except Mr. Muncrief, was initially granted restricted stock vesting over a three-year period during 2005. The number of restricted shares, vesting period, and other terms of the 2005 grants to individual executive officers was determined based upon the judgment of Mr. Hamm taking into account the factors described above under “—Implementing Our Objectives—Determining Compensation.” In November 2008, we granted 129,200 shares of restricted stock to the NEOs, which vest in 2011. On May 28, 2009, we granted one of our NEOs, Mr. Muncrief, our Senior Vice President-Operations, 30,000 shares of restricted stock to vest equally over three years beginning June 2, 2010. In August 2009, we granted 109,200 shares of restricted stock to NEOs, which vest in 2012. In November 2010, we granted 155,000 shares of stock to NEOs which vest in 2013. The grants made in 2008, 2009 and 2010 are more fully described below under “—Grants of Plan Based Awards.”

The long-term incentive award for each NEO is determined at the discretion of the Compensation Committee. Differences in long-term incentive awards are based on the Compensation Committee’s subjective evaluation of the expected relative individual contribution to the achievement of our long-term financial and operating results. The value of unvested equity awards held by an individual was considered in the determination of the 2010 restricted stock awards and we expect that the value of unvested equity awards will be a factor in future awards.

Based upon a market analysis of annual long-term incentive awards granted by the 2010 Survey Group, our compensation consulting firm recommended annual long-term incentive award targets, as a percent of base salary, of 350%—450% for the CEO, 350%—450% for the President and 275%—375% for the other NEOs. The long-term incentive amounts for 2010, as a percent of base salary, were 412% for the CEO, 399% for the President and 351%, 321% and 333% for the three remaining NEOs.

The awards granted to NEOs have been in the form of stock options and restricted stock designed to motivate the officers to increase the value of our common stock. The vesting provisions of the awards encourage our officers to remain in our employ in order to realize these forms of compensation. A description of our 2005 Plan and the types of awards that may be granted are described below under “—Employee Benefit Plans.”

Although our 2005 Plan allows for various equity instruments, we currently intend to make future grants in the form of restricted stock. We intend to grant restricted stock because we believe restricted stock is a stronger motivational tool for employees. Restricted shares provide some value to an employee during periods of stock market volatility, while stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price. We have not established a policy with respect to the timing of long-term incentive awards to NEOs. We have adopted a policy which prohibits NEOs from pledging our securities as collateral.

In February 2008, the Compensation Committee adopted a common stock ownership requirement for the CEO, President, Chief Financial Officer, and the Senior Vice Presidents. Each such officer is expected to own shares of our common stock at least equal to a specified multiple of such officer’s base salary. This policy was subsequently amended to impose these ownership requirements on the COO as well. The base salary multiples are five times for the CEO, COO, and President and three times for the other officers.

Until the stock ownership guideline is achieved, each such officer is expected to retain 100% of the “net shares” received as a result of restricted shares granted under our 2005 Plan. “Net shares” are the number of shares that remain after shares are sold or withheld to pay withholding taxes. The calculation is determined as of each December 31 based upon the average closing price of the common stock for the year compared to the officer’s base salary as of such date. Shares owned directly by, or held in trust for, the officer or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation.

The Compensation Committee will review the compliance of each NEO with the stock ownership guidelines each year and reduce or eliminate future restricted stock grants under the 2005 Plan for any NEO not in compliance with the stock ownership guidelines. The Compensation Committee reviewed the NEOs’ stock ownership for 2010 and determined each NEO was in compliance with the guidelines.

The stock option awards provide for immediate vesting in the event of a change in control of the Company, as defined by the Continental Resources, Inc. 2000 Stock Option Plan (the “2000 Plan”), or the death of Mr. Hamm, so long as he holds 35% or more of our stock. The restricted stock awards provide for immediate vesting upon a change in control, as defined by the 2005 Plan. Employees who remain in our employment after a change in control will immediately vest in their stock option and restricted stock awards. We would likely need the assistance of several key employees to successfully conclude a transaction that would result in a change of control. We believe that immediately vesting the awards may serve to reduce concerns, other than continued employment, that such employees may have with respect to any potential change in control transaction and may motivate them to complete the transaction.

Our 2005 Plan allows for the award of performance units and bonuses that vest upon achievement of performance targets. The performance targets are based upon operational, financial, and stock performance criteria, such as reserve additions, finding and development costs, production volume and costs, earnings, cash flow, operating income, return on equity, stock price appreciation, and relative stock price performance. We have not awarded performance units or bonuses under the 2005 Plan and have not determined if we will do so in the future.

Other. Our other compensation is designed to attract and retain employees by enhancing our overall compensation package. We provide automobiles to the NEOs and certain other employees for business and personal use. The personal use is valued according to IRS guidelines and reported as taxable income to the individuals. We value vehicle usage for disclosure in our public filings based upon the aggregate incremental cost to us adjusted to reflect each individual’s personal use of the vehicle.

We allow Mr. Hamm to use the corporate aircraft for personal trips. The value of such trips is calculated according to IRS guidelines and reported as taxable income to him. Aircraft usage is valued for disclosure in our public filings based on the aggregate incremental cost to us.

We have a defined contribution retirement plan (“401K”) covering all our full-time employees, including the NEOs. Our contributions to the plan are discretionary and based on a percentage of eligible compensation, excluding bonuses. Our contribution to the plan for each eligible employee during 2010 was 5% of such employee’s covered compensation up to maximum of $12,500. As of January 1, 2011, the contribution level was amended up to a maximum of 6% depending on the employee’s level of contribution into the employee’s account.

All full-time employees, including the NEOs and non-employee directors, may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance. We provide all full-time employees, including the NEOs, with insurance coverage of the lesser of 1.5 times base salary or $50,000 and allow them to purchase incremental amounts above this. We do not sponsor any qualified or non-qualified defined benefit plans.

Insider Trading Policy

Our insider trading policy states that executive officers and directors, may not purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock or buy our securities on margin or pledge our securities as collateral for a loan. The purchase or sale of stock by our officers and directors may only be made during a window of time described in our policy and after approval by our general counsel.

Impact of Accounting and Tax Treatment

We believe it is important to have flexibility in designing the compensation program in a manner to achieve the objectives described above under “—Compensation Objectives.” Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.

Under section 162(m) of the Internal Revenue Code, a publicly-held company can deduct for federal tax purposes no more than $1 million of annual compensation paid to its principal executive officer and each of its three other most highly-paid officers other than the principal financial officer. The section 162(m) restriction applies to salary, bonuses, and other compensation not directly tied to performance. Our compensation program does not meet the requirements for tax deductibility of annual compensation in excess of $1 million because (i) compensation is not payable solely on account of the attainment of one or more performance goals and (ii) our Compensation Committee is not solely comprised of directors who are not current employees.

Compensation attributable to awards under our 2005 Plan should be excluded from the deduction limit calculation due to a provision that maintains deductibility of compensation paid under a plan or agreement that existed while a company was private. This exclusion lasts until the earlier of (i) the expiration or material modification of the plan or agreement or (ii) the annual shareholder meeting in 2011.

Summary Compensation Table

The following table sets forth the compensation of our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers. We refer to these five individuals collectively as the “NEOs” for 2010.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Harold G. Hamm	2010	807,692	750,000	3,329,565	—	92,000	4,979,257
Chairman of the Board, Chief Executive Officer and Former President	2009	745,000	550,000	2,607,120	—	96,646	3,998,766
	2008	732,308	540,509	1,723,800	—	189,125	3,185,742

Jeffrey B. Hume	2010	361,539	400,000	1,441,155	—	16,454	2,219,148
President and Chief Operating Officer	2009	299,231	220,000	613,440	—	14,752	1,147,423
	2008	270,192	199,426	405,600	—	28,941	904,159

John D. Hart	2010	297,692	287,500	1,043,595	—	14,076	1,642,863
Senior Vice President, Chief Financial Officer, and Treasurer	2009	264,615	190,000	460,080	—	15,239	929,934
	2008	261,154	180,000	304,200	—	28,123	773,477

Jack H. Stark	2010	309,615	265,000	993,900	—	14,950	1,583,465
Senior Vice President—Exploration	2009	275,385	200,000	506,088	—	15,334	996,807
	2008	267,115	197,155	334,620	—	28,359	827,249

Richard E. Muncrief	2010	268,462	265,000	894,510	—	23,785	1,451,757
Senior Vice President— Operations	2009	145,769	175,000	953,400	—	31,748	1,305,917

(1)	The amounts under “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, for awards granted during the indicated year. The discussion of the assumptions used in calculating these values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. Initial grants of restricted stock awards, except for Mr. Muncrief, were made in 2005 and vest ratably over three (3) years. See “—Grants of Plan Based Awards” for additional grants made in 2010.

(2)	All Other Compensation includes the following elements:

Name	Year	Personal Use of Company Aircraft ($) (1)	Personal Use of Company Vehicle ($) (2)	Contributions to 401(K) Plan ($)	Cash Dividends Paid on Restricted Stock ($)	Total ($)
Harold G. Hamm	2010	72,822	6,928	12,250	—	92,000
	2009	83,756	640	12,250	—	96,646
	2008	112,584	640	11,500	64,401	189,125

Jeffrey B. Hume	2010	—	4,204	12,250	—	16,454
	2009	—	2,502	12,250	—	14,752
	2008	—	7,781	11,500	9,660	28,941

John D. Hart	2010	—	1,826	12,250	—	14,076
	2009	—	2,989	12,250	—	15,239
	2008	—	3,742	11,500	12,881	28,123

Jack H. Stark	2010	—	2,700	12,250	—	14,950
	2009	—	3,084	12,250	—	15,334
	2008	—	7,199	11,500	9,660	28,359

Richard E. Muncrief	2010	—	11,535	12,250	—	23,785
	2009	—	5,398	1,500	—	31,748	(3)

(1)	We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and smaller variable costs. Since the Company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the Company-owned aircraft.

(2)	We calculate the incremental cost to the Company of any personal use of the Company vehicles, including fuel, maintenance, insurance, lease payments and depreciation, as the vehicles are used primarily for personal use.

(3)	Includes a temporary living expense payment of $4,850 paid to Mr. Muncrief to assist his 2009 transition and a bonus of $20,000 upon commencing employment.

Grants of Plan Based Awards

The following table reflects information concerning awards of restricted stock granted to our NEOs during the fiscal year ending December 31, 2010 under the Company’s 2005 Plan.

Name	Grant Date	Stock Awards: Number of Shares	Grant Date Fair Value of Stock Awards ($) (1)
Harold G. Hamm	11/4/2010	67,000	3,329,565
Jeffrey B. Hume	11/4/2010	29,000	1,441,155
John D. Hart	11/4/2010	21,000	1,043,595
Jack H. Stark	11/4/2010	20,000	993,900
Richard E. Muncrief	11/4/2010	18,000	894,510

(1)	The grant date fair value of each equity award is computed in accordance with ASC Topic 718.

Outstanding Equity Awards as of December 31, 2010

The following table reflects outstanding stock options and unvested restricted stock held by our NEOs as of December 31, 2010:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Option (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (2)	Market Value of Shares of Stock that Have Not Vested ($) (3)
	Exercisable	Unexercisable
Harold G. Hamm	—	—	—	—	203,000	11,946,550
Jeffrey B. Hume	—	—	—	—	61,000	3,589,850
John D. Hart	—	—	—	—	45,000	2,648,250
Jack H. Stark	88,000	—	0.7064	4/1/12	46,400	2,730,640
Richard E. Muncrief	—	—	—	—	38,000	2,236,300

(1)	There have been no grants of stock options under our 2000 Plan to any of the NEOs since December 22, 2004.

(2)	Shares represent restricted stock awards. Unvested shares will vest as follows (i) 68,000 shares on October 5, 2011, 68,000 shares on October 5, 2012 and 67,000 shares on November 15, 2013 for Mr. Hamm; (ii) 16,000 shares on October 5, 2011, 16,000 shares on October 5, 2012 and 29,000 shares on November 15, 2013 for Mr. Hume; (iii) 12,000 shares on October 5, 2011, 12,000 shares on October 5, 2012 and 21,000 shares on November 15, 2013 for Mr. Hart; (iv) 13,200 shares on October 5, 2011, 13,200 shares on October 5, 2012 and 20,000 shares on November 15, 2013 for Mr. Stark; and (v) 10,000 shares on June 2, 2011, 10,000 shares on June 2, 2012 and 18,000 shares on May 15, 2013 for Mr. Muncrief.

(3)	Market value is based on market value of shares of common stock as of December 31, 2010.

None of the NEOs are subject to an equity incentive plan other than the 2000 Plan and 2005 Plan described herein.

Options Exercised and Restricted Stock Vested During 2010

The following table reflects information concerning options exercised by NEOs and shares of restricted stock held by NEOs that vested during 2010:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
Harold G. Hamm	—	—	80,000	3,844,400
Jeffrey B. Hume	74,000	3,235,447	15,000	720,825
John D. Hart	—	—	15,000	720,825
Jack H. Stark	120,750	5,119,474	15,000	720,825
Richard E. Muncrief	—	—	10,000	475,900

(1)	Value realized on exercise of stock options is equal to the difference between the market price of the common stock acquired on the date of exercise and the exercise price.

(2)	Value realized on vesting is calculated by multiplying the number of shares by the mean average of the high and low stock price upon day of vesting pursuant to IRS regulation §20.2131-2.

Employee Benefit Plans

Amended and Restated 2005 Plan

General. In October 2005 and as amended in April 2006, our Board and shareholders adopted and approved the 2005 Plan. The purpose of the 2005 Plan is to provide our directors and our employees, advisors and consultants additional incentives that are designed to motivate them to put forth maximum effort toward the success and growth of the Company and to enable the Company and our affiliates to attract and retain experienced individuals. The 2005 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, restricted stock awards, stock appreciation rights, performance units, and performance bonuses. Restricted stock awards issued under the 2005 Plan are accounted for in accordance with ASC Topic 718.

Administration. Our Board has appointed the Compensation Committee to administer the 2005 Plan. In general, the Compensation Committee is authorized to select the recipients of awards, establish the terms and conditions of those awards, accelerate the vesting, exercise or payment of an award or the performance period of an award, and determine to what extent a performance bonus may be deferred. In connection with the adoption of the 2005 Plan, our Board terminated our 2000 Plan, except with respect to unexercised options outstanding thereunder.

Shares Subject to the 2005 Plan and Award Limits. The number of shares of our common stock that may be issued under the 2005 Plan may not exceed 5,500,000, subject to adjustment as described below. Shares of common stock that are attributable to awards that have expired, terminated or been canceled or forfeited, or have otherwise terminated without the issuance of an award, are available for issuance or use in connection with future awards. The maximum number of shares of common stock that may be subject to options, stock appreciation rights, restricted stock awards, or performance unit awards granted under the 2005 Plan to any one individual during any calendar year may not exceed 220,000 shares. The maximum amount of compensation that may be paid under all performance bonuses under the 2005 Plan granted to any one individual during any calendar year may not exceed $1,000,000.

Options. The price at which a share of common stock may be purchased upon exercise of an option granted under the 2005 Plan, whether the option is an incentive stock option or an option that does not constitute an incentive stock option, will be determined by our Board or, with respect to awards granted to employees and consultants, the Compensation Committee, but the purchase price will not be less than the fair market value of a share of common stock on the date the option is granted. Options may be granted independently or in tandem with stock appreciation rights.

Stock Appreciation Rights. Our Board may grant stock appreciation rights independent of or in tandem with options to purchase common stock. A stock appreciation right allows the holder to receive, upon exercise of the right, an amount equal to the difference between the fair market value of the shares of our common stock on the exercise date and the exercise price stated in the award. The exercise price of a stock appreciation right can never be less than the fair market value of our common stock on the day of the award. The amount to be received upon exercise of a stock appreciation right will be paid in shares of our common stock.

Restricted Stock. Shares of common stock that are the subject of a restricted stock award under the 2005 Plan will be subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares to us under certain circumstances (the “forfeiture restrictions”). The forfeiture restrictions will be determined by our Board or the Compensation Committee, as applicable, and may provide that the forfeiture restrictions will lapse upon (a) continuous employment with, or in the case of an award granted to a director or consultant, service to us or our affiliates, for a specified period of time, (b) the attainment of one or more operational, financial and/or stock performance criteria (the “performance criteria”) established by the Board or the Compensation Committee, as applicable, that are based on (1) reserve additions or replacements, (2) finding and development costs, (3) production volume, (4) production costs, (5) earnings (including net income or earnings before interest, taxes, depreciation and amortization (“EBITDA”)), (6) earnings per share, (7) cash flow, (8) operating income, (9) general and administrative expenses, (10) debt to equity ratio, (11) debt to cash flow ratio, (12) debt to EBITDA ratio, (13) EBITDA to interest ratio, (14) return on assets, (15) return on equity, (16) return on invested capital, (17) profit returns/margins, (18) stock price appreciation, (19) total shareholder return, and (20) relative stock price performance, or (c) a combination of any of the foregoing. In addition to acceleration of restricted stock awards upon a change of control of the Company, our Board or Compensation Committee, as applicable, may provide that an award accelerates upon an eligible employee’s retirement on or after his attainment of age 62, death, or disability. Our Board may provide that a restricted stock award granted to a director or consultant will accelerate upon his resignation.

Performance Units. A performance unit award under the 2005 Plan is an award of a monetary unit that may be earned based on performance during a performance period of one year or more. At the time of the grant of a performance unit award, our Board or the Compensation Committee, as applicable, will establish the target, maximum and minimum value of each performance unit, the applicable performance criteria, and time period over which the performance will be measured. Payment of a performance unit award may be in cash or shares of common stock, as determined in the sole discretion of our Board or the Compensation Committee as applicable.

Performance Bonuses. A performance bonus under the 2005 Plan is an award that provides for a payment that may be earned based upon performance during a period of one year or more. At the time of the grant of a performance bonus under the 2005 Plan, our Board or the Compensation Committee, as applicable, will establish the amount that may be earned as a performance bonus under the award and the applicable performance criteria. Payment of a performance bonus award may be in cash or shares of common stock, as determined in the sole discretion of our Board or Compensation Committee, as applicable.

Change of Control. All awards under the 2005 Plan become fully vested, fully earned and exercisable upon the occurrence of a change of control of the Company, as defined in the 2005 Plan. The value of the affected awards for our NEOs as of December 31, 2010 is set forth under “Outstanding Equity Awards at December 31, 2010.”

Amendment and Termination of the 2005 Plan and Awards. The maximum term of any award under the 2005 Plan is 10 years. No awards under the 2005 Plan may be granted after 10 years from its effective date (October 3, 2005). The 2005 Plan will remain in effect until all awards granted under the 2005 Plan have been settled. Our Board, in its discretion, may terminate the 2005 Plan at any time with respect to any shares of our common stock for which awards have not been granted. Our Board may amend the 2005 Plan in any manner, but any amendment to increase the maximum aggregate number of shares that may be issued under the 2005 Plan (except by operation of the 2005 Plan’s adjustment provision), materially modify the class of individuals eligible to receive awards under the 2005 Plan, or materially increase the benefits to participants under the 2005 Plan requires the approval of our shareholders. No change in any award previously granted under the 2005 Plan may be made which would impair the rights of the holder of such award without the consent of the holder. Our Board is prohibited from canceling, reissuing or modifying an award under the 2005 Plan if such action will have the effect of repricing the award.

Adjustment. The maximum number of shares of common stock that may be issued under the 2005 Plan, and the number of shares subject to any award that has been granted under the 2005 Plan, are subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. Under the 2005 Plan, we will not make such adjustments unless they would cause at least a 1% increase or decrease in the number of shares subject to any award available under the 2005 Plan.

2000 Stock Option Plan

General. In October 2000, our Board and shareholders adopted and approved the 2000 Plan. In connection with the adoption of the 2005 Plan, our Board terminated the 2000 Plan, except with respect to unexercised options outstanding under the 2000 Plan. The purpose of the 2000 Plan was to provide our directors and employees and employees of our affiliates additional incentives that are designed to motivate them to put forth maximum effort toward the success and growth of the Company and to enable us and our affiliates to attract and retain experienced individuals. The 2000 Plan provided for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and options that do not constitute incentive stock options. All outstanding options issued under the 2000 Plan have vested.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 relating to equity compensation plans:

	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options ($)	Remaining Shares Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders	104,970	0.71	2,998,348
Equity Compensation Plans Not Approved by Shareholders	—	—	—

(1)	All Remaining Shares (2,998,348) are available for issuance under the 2005 Plan.

Defined Contribution Plan

We offer a tax qualified defined contribution “401K” plan to all of our employees, including our executive officers, to provide a benefit payable to an employee or his or her heirs upon retirement, total disability, or death. Under the terms of the plan and subject to limitations of federal law, our employees can elect to defer a portion of their compensation and direct such deferrals to the investments offered under the plan, generally consisting of mutual funds in various asset classes. Subject to the terms of the plan, we make discretionary cash contributions to the plan on behalf of the participant employees. Our contribution to the plan for each eligible employee during 2010 was 5% of such employee’s covered compensation up to a maximum of $12,500. Participants are immediately vested in their deferred contributions, but our contributions are subject to certain vesting requirements. Executive officers participate in the plan on the same basis as all other employees. Our 2010 contributions to the plan for the account of the NEOs are included in the Summary Compensation Table set forth above.

Health and Welfare Benefit Programs

All full-time employees and directors, including our executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care insurance and disability insurance. We provide all full-time employees, including our executive officers, with life insurance coverage of the lesser of 1.5 times base salary or $50,000 and allow them to purchase incremental amounts above this base amount.

Payments in the Event of a Change in Control

In the event of a change in control of the Company (as defined below), the unvested shares of restricted stock held by our employees and directors will fully vest.

A “change in control” means:

•

any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the shareholders of the Company as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

•

the merger or consolidation of the Company with or into another entity as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger of consolidation; or

•

the sale of all or substantially all of the Company’s assets to an entity of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale do not beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

Listed in the following table is the value of unvested shares of restricted stock held by our NEOs as of December 31, 2010, which would fully vest and be immediately available in the event of a change of control. The per-share value is the fair value as of December 31, 2010.

Name	Early Vesting of Restricted Stock ($)	Termination Payment ($)	Total ($)
Harold G. Hamm	11,946,550	—	11,946,550
Jeffrey B. Hume	3,589,850	—	3,589,850
John D. Hart	2,648,250	—	2,648,250
Jack H. Stark	2,730,640	—	2,730,640
Richard E. Muncrief	2,236,300	—	2,236,300

Indemnification Agreements

All of our officers, including the NEOs, and directors have entered into customary indemnification agreements with us, pursuant to which we have agreed to indemnify our officers and directors to the fullest extent permitted by law.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation plans are appropriately structured and are not reasonably likely to result in material risk to us. We believe our approach of subjectively evaluating performance results of each executive assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk-taking. Further, one of the primary factors we take into consideration in setting compensation is the performance of the Company as a whole. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our shareholders as a whole. Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures that our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for determining awards to employees of stock or other equity compensation, establishing performance criteria for and evaluating the performance of the CEO and approving compensation of the NEOs and other senior executive officers. The Compensation Committee is also obligated to communicate to shareholders information regarding the factors and criteria on which the CEO’s compensation was based, including the relationship of the Company’s performance to the CEO’s compensation, and the specific relationship of corporate performance to executive compensation overall.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) above with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this proxy statement.

The preceding report is presented by the members of the Compensation Committee.

/s/ H.R. Sanders, Jr.	/s/ Lon McCain	/s/ Harold G. Hamm	/s/ David L. Boren
H.R. Sanders, Jr.	Lon McCain	Harold G. Hamm	David L. Boren
Committee Chairman	Committee Member	Committee Member	Committee Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 31, 2011 by each person (other than our directors and executive officers) known by us to be the beneficial owner of more than five percent of the issued and outstanding Common Stock. The information is based on the Schedule 13G/A filed by Messrs. Bert H. Mackie and H. Thomas Hamm with the SEC on January 26, 2011 and the participation of the underlying trusts in the Company’s March 9, 2011 equity offering.

Security Ownership of Certain Beneficial Owners

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Bert H. Mackie	14,647,501	(1)	8.1%

(1)	All of the shares beneficially owned by Mr. Mackie are held by him as trustee of irrevocable trusts established for the benefit of the children of Harold Hamm, our Chairman and CEO. Mr. Mackie’s business address is 302 N. Independence, Suite 200, Enid, Oklahoma 73701.

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 31, 2011 by (a) each of our directors and director nominees, (b) each of the executive officers and (c) all of our directors and executive officers as a group.

Security Ownership of Directors and Executive Officers

	Beneficial Ownership
Name of Director or Executive Officer	Number of Shares (1)		Percent of Class (2)
Harold G. Hamm (3).	123,000,708		68.1%
Jeffrey B. Hume	274,625	(4)	*
John D. Hart	70,938		*
Jack H. Stark	276,408	(5)(6)	*
Richard E. Muncrief	45,931		*
Steven K. Owen	21,000		*
Eric S. Eissenstat	37,000		*
Mark E. Monroe	123,690		*
Robert J. Grant	18,499		*
Lon McCain	31,599		*
H.R. Sanders, Jr.	18,499		*
David L. Boren	16,666		*
John T. McNabb, II (7)	13,333		*
All directors and executive officers as a group (13 persons)	123,948,896		68.7%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities. The following persons have sole voting power but no investment power with respect to the restricted stock following their name: Mr. Hamm – 203,000 shares; Mr. Hume – 61,000 shares; Mr. Hart – 45,000 shares; Mr. Stark – 46,400 shares; Mr. Muncrief – 38,000 shares; Mr. Owen – 21,000 shares; Mr. Eissenstat – 36,000 shares; Messrs. Boren and McNabb – 13,333 shares each; Mr. Monroe – 10,000 shares; and Messrs. Grant, McCain and Sanders – 9,999 shares each; all directors and executive officers as a group – 517,063 shares.

(2)	Based on total shares outstanding of 180,535,512 on March 31, 2011.

(3)	Mr. Hamm holds all but 203,000 of his shares through the Trust, for which Mr. Hamm is both the trustee and sole beneficiary. The address of the Trust is 302 N. Independence, Suite 1500, Enid, Oklahoma 73701. The remaining 203,000 shares of common stock are held by Mr. Hamm personally.

(4)	Includes shares owned by a limited liability company owned by Mr. Hume and his wife.

(5)	Includes vested options to purchase 88,000 shares of common stock.

(6)	Includes shares owned by a limited liability company owned by Mr. Stark and his wife.

(7)	Mr. McNabb was elected to our Board at the 2010 Annual Meeting.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. We are required to disclose delinquent filings of reports by such persons during the year ended December 31, 2010.

Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met except as follows: A Form 4 reporting a single transaction for Mr. Muncrief was inadvertently filed late. In addition, a Form 4 reporting a gift by Mr. Hamm was inadvertently filed late.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and that of our shareholders.

The Board recommends that the shareholders vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2011.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee’s charter can be found in the Corporate Governance section of our website at www.contres.com. A printed copy of the charter will be made available to any shareholder who requests it from our Corporate Secretary.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2010, with the independent auditor, with and without management present. Management has the primary responsibility for our financial statements and the overall reporting process, including assuring that we develop and maintain adequate financial controls and procedures for monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Our independent auditor is responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discussing with the Audit Committee any issues it believes should be raised.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the auditor and us that might bear on the auditor’s independence consistent with applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, discussed with the auditor any relationships that may impact its objectivity and independence, and satisfied itself as to the auditor’s independence. The independent auditor reviewed its audit plans, audit scope, and identification of audit risks with the Audit Committee. The Audit Committee also discussed with management and the independent auditor the quality and adequacy of our internal controls.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance.”

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board and the Board approved the Committee’s recommendation that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board and the Board approved the reappointment of the independent auditor for 2011.

The preceding report is presented by the members of the Audit Committee.

/s/ Robert J. Grant	/s/ Lon McCain	/s/ H.R. Sanders, Jr.	/s/ John T. McNabb, II
Robert J. Grant	Lon McCain	H.R. Sanders, Jr.	John T. McNabb, II
Committee Chairman	Committee Member	Committee Member	Committee Member

Audit and Other Fees

Grant Thornton served as our independent registered public accounting firm during 2010 and 2009. The aggregate fees billed by Grant Thornton for the years ended December 31, 2010 and 2009 for various services are set forth below:

	2010 ($)	2009 ($)
Audit Fees	720,391	617,749
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	720,391	617,749

Fees for audit services include fees associated with our annual consolidated audits, the review of our quarterly reports on Form 10-Q, Sarbanes Oxley Act compliance review and services that are normally provided by the accountant in connection with statutory or regulatory filings. Audit fees for 2009 include amounts paid in connection with our issuance and registration of 8 1/4% Senior Notes due 2019, for services associated with the preparation of comfort letters and consents and assistance with and review of documents filed with the SEC. Audit fees for 2010 include amounts paid in connection with our issuance and registration of 7 3/8 Senior Notes due 2020 and 7 1/8% Senior Notes due 2021, for services associated with the preparation of comfort letters and consents and assistance with and review of documents filed with the SEC.

As necessary, the Audit Committee considers whether the provision of non-audit services by Grant Thornton is compatible with maintaining auditor independence and has adopted a policy that requires pre-approval of all audit and non-audit services. Such policy requires the Audit Committee to approve services and fees in advance and requires documentation regarding the specific services to be performed. All 2010 audit fees were approved in advance in accordance with the Audit Committee’s policies.

Attendance at Annual Meeting

Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE APPROVING COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

The Company is providing shareholders an advisory vote on compensation of our named executive officers as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). On January 25, 2011, the SEC issued final rules to implement the requirements of Exchange Act Section 14A.

The advisory vote on compensation of our named executive officers is a non-binding vote on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Risk Assessment Related to our Compensation Structure” on page 28. The Dodd-Frank Act requires the Company to hold the advisory vote on compensation of our named executive officers at least once every three years.

The Company’s executive compensation programs are designed to attract, retain, and motivate experienced, talented individuals to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. For the three-year period ended December 31, 2010 we added 253,334 thousand barrels of oil equivalent (“MBoe”) of proved reserves through extensions and discoveries and increased production from 12,006 MBoe in 2008 to 15,811 MBoe in 2010. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 17 provides a more detailed discussion of the executive compensation programs.

This advisory vote on executive compensation is not binding on the Company’s Board of Directors. However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. Accordingly, the Board of Directors recommends that stockholders approve the compensation of our executive officers by voting FOR the following advisory resolution:

“RESOLVED, that the stockholders of Continental Resources, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Continental Resources, Inc. 2011 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation and Other Information section of this proxy statement.”

Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

PROPOSAL 4: ADVISORY (NON-BINDING) VOTE APPROVING THE FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is also providing shareholders an advisory vote on the frequency with which the Company’s shareholders shall have the advisory vote on executive compensation provided for in Proposal 3 above. For convenience, in this Proposal 4 the shareholders’ advisory vote on executive compensation provided for in Proposal 3 above is referred to as the “say-on-pay vote”. The SEC confirmed in its final rules to implement Exchange Act Section 14A that the Dodd-Frank Act requires the advisory vote on the frequency of the say-on-pay vote for annual meetings taking place on or after January 21, 2011.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years, or every three years. In addition, shareholders may abstain from voting. The Dodd-Frank Act requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

After careful consideration, the Board of Directors believes a triennial frequency (i.e., every three years) is the optimal frequency for the say-on-pay vote. A triennial vote will provide us with the time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes. We carefully review changes to our program to maintain the consistency and credibility of the program, which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our Compensation Committee sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes to our executive compensation program.

The Board of Directors recommends a vote FOR A TRIENNIAL FREQUENCY (i.e., CHOICE 1—THREE YEARS) for which shareholders shall have an advisory vote on the compensation of the Company’s NEOs set forth in the Company’s proxy statement.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders for the year ended December 31, 2010, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Copies of the exhibits omitted from the enclosed Annual Report on Form 10-K are available to shareholders without charge upon written request to our Corporate Secretary at 302 N. Independence, Enid, Oklahoma 73701.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Company is sending only one copy of its proxy statement to shareholders who share the same address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received householder mailing this year and you would like to have additional copies of the Company’s proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary at 302 N. Independence, Enid, Oklahoma 73701 or by phone at 580-233-8955. You may also contact the Company if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

PROPOSALS OF SHAREHOLDERS

The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws a matter can properly be brought before an annual meeting by a shareholder of the Company who is a shareholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing shareholder must give timely notice of his proposal in writing to the Corporate Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 302 N. Independence, Enid, Oklahoma 73701 not later than ninety (90) days or more than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the Company, provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. A shareholder’s notice to the Corporate Secretary shall set forth as to each matter (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be included in our proxy statement relating to the 2012 Annual Meeting must be received no later than December 17, 2011. For a proposal to be considered for presentation at the 2012 Annual Meeting, although not included in the Proxy Statement for such meeting, it must be received within the time period set forth in our Bylaws as described above. In addition, the proxy solicited by the Board for the 2012 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2012 Annual Meeting unless we are provided with notice of such proposal no later than ninety days prior to the date of the 2012 Annual Meeting.

OTHER MATTERS

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

APPENDIX

The following is information required to be provided to the Securities and Exchange Commission in connection with our Definitive Proxy Materials in connection with our 2011 Annual Meeting of Shareholders. This information is not deemed to be a part of the Proxy Statement and will not be provided to shareholders in connection with the Proxy Statement.

1.	We plan to mail the definitive Proxy Materials to our shareholders on or about April 15, 2011.

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 26, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at https://materials.proxyvote.com/212015

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

20233040000000000000 3	052611

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	Election of Directors:			2.	Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O O	H.R. Sanders, Jr. Robert J. Grant
				3.	Non-Binding advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

					1 year	2 years	3 years	ABSTAIN
☐	FOR ALL EXCEPT			4.	Non-binding advisory vote to approve the frequency of Shareholder votes on the compensation of the Company’s named executive officers. ☐	☐	☐	☐
(See instructions below)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3, and Three Years will be selected for Proposal 4.

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.